As filed with the Securities and Exchange Commission on March 9, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ULTRATECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3169580
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3050 Zanker Road
San Jose, California 95134

(Address of principal executive offices) (Zip Code)

ULTRATECH, INC. 1993 STOCK OPTION/STOCK ISSUANCE PLAN

(Full title of the Plan)

Arthur W. Zafiropoulo

Chairman of the Board and Chief Executive Officer

ULTRATECH, INC.

3050 Zanker Road
San Jose, California 95134

(Name and address of agent for service)

(408) 321-8835

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan Common Stock, $0.001 par value	949,991 shares (3)	$ 20.30	$ 19,284,817.30	$ 2,063.48

(1)                                  Represents additional shares issuable under the Registrant’s 1993 Stock Option/Stock Issuance Plan by reason of the automatic share increase provisions of that plan.  This Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the Registrant’s 1993 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)                                  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant’s Common Stock on March 8, 2006 as reported by the Nasdaq National Market.

(3)                                  Each share is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between Ultratech, Inc. and The First National Bank of Boston dated February 11, 1997.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Ultratech, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 8, 2006;

(c)                                  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(d)                                 The Registrant’s Registration Statement No. 000-22248 on Form 8-A filed with the Commission on August 13, 1993 and subsequently amended on February 27, 1997 pursuant to Section 12 of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(e)                                  The Registrant’s Registration Statement No. 000-22248 on Form 8-A filed with the Commission on February 27, 1997 pursuant to Section 12 of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Preferred Share Purchase Rights.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law (“Delaware Law”).  Delaware Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for  (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derives an improper personal benefit.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law.  The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party in connection with the defense of any action or proceeding arising out of such party’s status or service as a director, officer, employee or other agent of the Registrant upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

The Registrant has entered into separate indemnification agreements with each of its directors and officers.  These agreements require the Registrant, among other things, to indemnify such director or officer against certain expenses (including attorneys’ fees), judgments, fines and settlement amounts paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer of the Registrant (other than expenses arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4

Instruments Defining the Rights of Shareholders. Reference is made to Registrant’s Registration Statements No. 000-22248 on Form 8-A which are incorporated herein by reference pursuant to Items 3(d) and 3(e).

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan (Amended and Restated as of January 30, 2006).

Item 9. Undertakings

A.            The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 1993 Stock Option/Stock Issuance Plan.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 9th day of March, 2006.

ULTRATECH, INC.

By:	/s/ Arthur W. Zafiropoulo
Arthur W. Zafiropoulo
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of Ultratech, Inc., a Delaware corporation, do hereby constitute and appoint Arthur W. Zafiropoulo and Bruce R. Wright, and each of them, the lawful attorneys and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Arthur W. Zafiropoulo	Chairman of the Board and Chief Executive Officer	March 9, 2006
Arthur W. Zafiropoulo	(Principal Executive Officer)

/s/ Bruce R. Wright	Senior Vice President, Finance, Chief Financial	March 9, 2006
Bruce R. Wright	Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)

/s/ Joel F. Gemunder	Director	March 9, 2006
Joel F. Gemunder

/s/ Nicholas Konidaris	Director	March 9, 2006
Nicholas Konidaris

/s/Dennis R. Raney	Director	March 9, 2006
Dennis R. Raney

/s/ Vincent F. Sollitto, Jr.	Director	March 9, 2006
Vincent F. Sollitto, Jr.

/s/ Rick Timmins	Director	March 9, 2006
Rick Timmins

EXHIBIT INDEX

Exhibit Number	Exhibit
4

Instruments Defining the Rights of Shareholders. Reference is made to Registrant’s Registration Statements No. 000-22248 on Form 8-A which are incorporated herein by reference pursuant to Items 3(d) and 3(e).

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan (Amended and Restated as of January 30, 2006).